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                                                                       EXHIBIT 2


                                 AMENDMENT NO. 1

                                       TO

                            ASSET PURCHASE AGREEMENT

         THIS AMENDMENT NO. 1 (this "AMENDMENT") to the Asset Purchase Agreement is dated and effective as of November 10, 2000, by and among Netzee, Inc., a Georgia corporation ("NETZEE"), John H. Harland Company, a Georgia corporation ("HARLAND"), Concentrex Incorporated, an Oregon corporation ("CONCENTREX"), Meca Software, L.L.C., a Delaware limited liability company ("MECA"), and MoneyScape Holdings, Inc., an Oregon corporation ("MONEYSCAPE"). Harland, Concentrex, Meca and MoneyScape are collectively referred to herein as the "SELLERS." Netzee and the Sellers are referred to herein as the "PARTIES."

                               W I T N E S S E T H :

         WHEREAS, Netzee and the Sellers entered into an Asset Purchase Agreement dated and effective as of September 29, 2000 (the "ASSET PURCHASE AGREEMENT"), pursuant to which Netzee will buy substantially all of the assets and assume certain of the liabilities relating to, and the Sellers will sell substantially all of the assets utilized by, the Business, upon the terms and conditions set forth in the Asset Purchase Agreement. The Parties now desire to amend the Asset Purchase Agreement in certain respects.

         NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree, with the intent to be legally bound, as follows:

         1. DEFINED TERMS. All capitalized terms used herein shall have the same meanings ascribed to them in the Asset Purchase Agreement.

         2. AMENDMENT TO ASSET PURCHASE AGREEMENT

            a. Section 1.5(c) of the Asset Purchase Agreement is amended by deleting the first sentence of Section 1.5(c) in its entirety and by inserting in lieu thereof the following:

            The purchase price shall be allocated as mutually agreed upon by the Parties on or before December 31, 2000.

            b. Section 1.5(d) of the Asset Purchase Agreement is amended by deleting Section 1.5(d) in its entirety and by inserting in lieu thereof the following:

               (d) Prepaid Items. On or before December 31, 2000, Harland shall pay in cash to Netzee all of the Sellers' deferred revenue as of October 31, 2000 with respect to the Purchased Assets or the Assumed Liabilities, determined in accordance with generally accepted accounting principles, less



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          those costs that are attributable to the employment of the Leased
          Employees paid by Harland for periods after October 31, 2000 to employees of Sellers leased to Netzee pursuant to the Netzee Employee Lease Agreement dated the date hereof, for use in the Business; provided, however, if the amounts paid by Harland pursuant to the Netzee Employee Lease Agreement exceed the amount of Sellers' deferred revenue described above, Netzee will pay Harland, in cash, the difference between such amounts on or before such date.

          c. Section 1.6 of the Asset Purchase Agreement is amended by deleting
Section 1.6 in its entirety and by inserting in lieu thereof the following:

             1.6 SECOND CLOSING. The consummation of the purchase and sale of the Purchased Assets and the consummation of the other transactions contemplated hereby (other than in respect of the Initial Closing) (the "SECOND CLOSING") shall take place at 10:00 a.m., local time, on November 10, 2000, at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street, N.E., Atlanta, Georgia 30309, or at such other time, date or place as the Parties agree (the "SECOND CLOSING DATE"). For accounting purposes and for purposes of Sections 1.5(d), 1.10(a) and 1.10(c) only, the Parties shall treat the purchase and sale of the Purchased Assets contemplated by the Second Closing as effective as of the close of business on October 31, 2000; for all other purposes, the Parties shall treat such purchase and sale effective as of the Second Closing Date.

          d. Section 5.14 of the Asset Purchase Agreement is amended by deleting the phrase (i) "the Second Closing" wherever it appears and replacing them with the words "the close of business on November 29, 2000" and (ii) "the Second Closing Date" in Section 5.14(c) and replacing it with the words "the close of business on November 29, 2000."

          e. Section 5.16 of the Asset Purchase Agreement is amended by deleting
Section 5.16 in its entirety and by inserting in lieu thereof the following:

             5.16 APPOINTMENT AND NOMINATION OF DIRECTORS. On or prior to the Second Closing Date, the number of directors of Netzee's Board of Directors shall be increased by two. Netzee shall cause one person designated by Harland to be appointed to Netzee's Board of Directors as a "Class II" director (the "CLASS II DIRECTOR") until the next election of directors in 2001. Netzee shall provide in Netzee's proxy statement for its 2001 and 2004 annual meetings of shareholders (and any interim shareholders meetings where the Class II Director stands for election) for the nomination of the Class II Director designee of Harland to serve as a director of Netzee for a three year term. Netzee shall cause one person designated by Harland to be appointed to Netzee's Board of Directors as a "Class III" director (the "CLASS III DIRECTOR") until the next election of directors in



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          2001. Netzee shall provide in Netzee's proxy statement for its 2001 annual meeting of shareholders for the nomination of the Class III Director designee of Harland to serve as a director of Netzee until the 2002 annual meeting of shareholders, which is the next annual meeting of shareholders at which all "Class III" directors of Netzee stand for election. Netzee shall also provide in Netzee's proxy statement for its 2002 and 2005 annual meetings of shareholders (and any interim shareholders meetings where the Class III Director stands for election) for the nomination of the Class III Director designee of Harland to serve as a director of Netzee for a three year term. Notwithstanding the foregoing provisions of this Section 5.16, Netzee shall be required to nominate both the Class II Director selected by Harland at the 2004 annual shareholders meeting, and the Class III Director selected by Harland at the 2005 annual shareholders meeting, only if Harland (or its affiliates), at the time of such nomination, owns at least 10% of the outstanding shares of Netzee Common Stock; and Netzee shall be required to nominate only the Class II Director selected by Harland at the 2004 annual shareholders meeting if Harland, at the time of such nomination, owns less than 10% but at least 5% of the outstanding shares of Netzee Common Stock. In addition, either the Class II Director or Class III Director designated by Harland and as specified by Harland shall be appointed at or before the first meeting of the Board of Directors of Netzee following the Second Closing Date to serve on the compensation committee of Netzee's Board of Directors and the executive committee, if one is established, during the tenure of such director.

          f. The Asset Purchase Agreement is amended to insert a new Section
5.22 which shall read as follows:

             5.22  DIVISION OF SOFTWARE; ETC.

             (a) Software. The Parties recognize that certain components, modules and items of software and source code utilized by the Business, some of which are described in an October 27, 2000 memorandum entitled "Harland - Netzee Transaction Disposition of Intellectual Property" (each a "SOFTWARE COMPONENT") may also be utilized by one or more of the Sellers in respect of their other business operations. The Parties acknowledge that the Sellers have licensed from third party vendors the object code of certain Software Components, which upon Sellers' information and belief are generally available for purchase, license or acquisition through the appropriate vendor. Also, the Sellers may have developed or own certain Software Components. Promptly following the Second Closing Date, the Parties shall determine (i) which Software Components are exclusively utilized by the Business and not by any of the other business operations of the Sellers, and the Sellers shall execute documents reasonably necessary to assign the ownership or license of such Software Components to Netzee at no



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          cost; and (ii) which Software Components are used both by the Business and by one or more of the Sellers' other business operations and which Party shall be the licensee or owner of such Software Components (and if it is used primarily in the Business, Netzee shall be the owner or primary licensee), and the non-owning or non-licensed Parties which also utilize such Software Components shall be granted a perpetual, royalty-free, non-exclusive and non-transferable license or sub-license (as the case may be) on terms and conditions mutually satisfactory to the Parties and the third-party licensors, as appropriate, including (in the event ownership of certain Software Components is transferred) the right to modify and amend such Software Components in accordance with the needs of the subsequent owner without the obligation to supply such modification and amendments to the prior owner. Until such determinations are made and licenses or assignments of ownership are executed, as between Sellers and Netzee, Netzee shall be able to use free of charge all Software Components necessary for the Business solely for internal use, and each Party which currently maintains or supports a Software Component shall continue to maintain and support such Software Component at such Party's sole cost and expense. In connection with the transactions contemplated under this Section 5.22 and to the extent of each Parties' continued use of the Software Components, the Parties will in any event comply with all third party licenses of the Software Components. Harland shall be responsible for any commercially reasonable transfer fees paid to third parties by Netzee in obtaining licenses consistent with the Business' current use in respect of third party licensed Software Components primarily utilized by the Business (relative to the applicable Seller's use) for which the current license cannot be assigned or sublicensed without a transfer fee or other similar payment to Netzee consistent with its current use by the Business.

               (b) Retained Assets. If any Retained Assets described in Section 1.2(b) are necessary for the conduct of the Business in a manner consistent with past practice, the Parties will work together to implement an equitable arrangement to make them available to Netzee, and at no cost to Netzee if it does not cost Sellers to do so; provided, that the foregoing shall not apply to (i) the Software Components which are dealt with in Section 5.22(a) or (ii) the physical infrastructure needed for Netzee to utilize the space in the Portland, Oregon facility (the "PORTLAND INFRASTRUCTURE"). On or before December 31, 2000, or promptly upon Netzee incurring the costs if after December 31, 2000, Harland will reimburse Netzee for fifty percent (50%) of Netzee's costs for the Portland Infrastructure, other than build out, up to a maximum payment by Harland of $40,000.

         3. NO OTHER EFFECT. Except as expressly modified by this Amendment, the Asset Purchase Agreement shall remain in full force and effect pursuant to its terms.



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         4.       MISCELLANEOUS.

                  (a) Captions; Certain Definitions. Titles and captions of or in this Amendment are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Amendment or the intent of any of its provisions.

                  (b) Controlling Law. This Amendment shall be governed by and be construed and enforced in accordance with the laws of the United States of America and the State of Georgia, excluding choice of law principles.

                  (c) Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same agreement. Any Party may deliver an executed copy of this Amendment by facsimile transmission to another Party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Amendment.

                    [Signatures begin on the following page.]





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         IN WITNESS WHEREOF, Netzee and the Sellers have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

                                          NETZEE, INC.

                                          By: /s/ Richard S. Eiswirth
                                             --------------------------------
                                          Richard S. Eiswirth
                                          Senior Executive Vice President and
                                          Chief Financial Officer



                                          JOHN H. HARLAND COMPANY

                                          By: /s/ John C. Walters
                                             --------------------------------
                                          Name: John C. Walters
                                          Title: Vice President



                                          CONCENTREX INCORPORATED

                                          By: /s/ John C. Walters
                                             --------------------------------
                                          Name: John C. Walters
                                          Title: Vice President



                                          MECA SOFTWARE, L.L.C.

                                          By: /s/ John C. Walters
                                             --------------------------------
                                          Name:  John C. Walters
                                          Title:  Vice President



                                          MONEYSCAPE HOLDINGS, INC.

                                          By: /s/ John C. Walters
                                             --------------------------------
                                          Name: John C. Walters
                                          Title: Vice President



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